Exhibit 5.1

Harney Westwood & Riegels
4th Floor, Harbour Place
103 South Church Street, PO Box 10240
Grand Cayman KY1-1002, Cayman Islands
Tel: +1 345 949 8599
Fax: +1 345 949 4451

13 December 2017

ian.gobin@harneys.com

+1 345 815 2903

049594.0001

SSLJ.Com Limited

23F, BLDG 4, Fanhai International SOHO Town

Jianghan District, Wuhan

People’s Republic of China

Dear Sirs

SSLJ.Com Limited (the Company)

We are lawyers qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-1 and accompanying prospectus filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act)(the Registration Statement), relating to the offering by the Company of certain Class A Ordinary Shares of par value US$0.00125 per share (the Shares).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Corporate Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

2	Valid Issuance of Shares. The Shares to be sold and issued as contemplated by the Registration Statement have been duly authorised and, when issued and paid for in accordance with the Registration Statement, will be validly issued, fully paid and non-assessable. Furthermore, the Shares to be sold and issued as contemplated by the Underwriter’s Warrant Agreement, have been duly authorised and, when issued and paid for in accordance with the Registration Statement, will be validly issued, fully paid and non-assessable. Shares in the Company are deemed to be issued when the name of the shareholder is entered in the register of members of the Company.

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3	Cayman Islands Law. The statements in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects as at the date of this opinion and such statements constitute our opinion.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. Except as specifically stated herein, we express no opinion as to matters of fact.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.

Yours faithfully

Harney Westwood & Riegels

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Schedule 1

List of Documents and Records Examined

1	A copy of the certificate of incorporation of the Company dated 7 December 2016;

2	The memorandum and articles of association of the company dated 7 December 2016, as amended by a special resolution dated 28 April 2017;

3	The memorandum and articles of association of the company as adopted by a special resolution passed on 13 December 2017 and effective immediately upon the completion of the initial public offering of the Shares (the IPO M&A);

4	The written resolutions of the directors of the Company dated 13 December 2017 (the Directors’ Resolutions);

5	A certificate of good standing dated 11 December 2017, issued by the Registrar of Companies in the Cayman Islands (the Certificate of Good Standing);

6	The Registration Statement; and

7	The Underwriter’s Warrant Agreement dated 13 December 2017 between the Company and the party named therein.

(1-7 above are the Corporate Documents).

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Schedule 2

Assumptions

1	Authenticity of Documents. Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals. All original Corporate Documents are authentic, all signatures, initials and seals are genuine, all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

2	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete as at the date of the passing of the Resolutions.

3	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets.

4	Resolutions. The Resolutions remain in full force and effect.

5	Unseen Documents. Save for the Corporate Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Registration Statement.

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Schedule 3

Qualifications

1	We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

2	In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

3	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

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